Exhibit 10.2

                       COMPENSATORY STOCK ISSUE AGREEMENT

This Compensatory Stock Issue Agreement (herein after referred to as The Agreement) has been entered into by Wasatch Pharmaceutical, Inc. (herein after referred to as "Wasatch"), Gary Heesch, Wasatch CEO, David Giles, Wasatch CFO, and Robert Arbon, Wasatch Director, (herein after collectively referred to as "Officers") and Standard Registrar & Transfer Co., Inc. (herein after referred to as "Share Administrator") for the purpose of providing the aforementioned Officers with assurance that they will be adequately compensated for their loyal past and future services.

WHEREAS, Wasatch is a development stage company that has, to date, been extremely short of cash resources, it has been unable to meet its agreed upon compensation payments to the Officers and is indebted to the Officers in an aggregate totaling $918,975 at December 31, 2001. As security for the compensation obligation and in order to retain the Officers much needed services and skills, Wasatch has agreed to issue 110,000,000 shares of its common stock to the officers as an inducement for their continued service. Such shares will be distributed to the Officers on the following basis:


                           Name                              Shares Issued
                           -----------------                 -------------
                           Gary Heesch                        58,158,589
                           David Giles                        45,032,787
                           Robert Arbon                        6,808,624
                                                             -----------
                                Total                        110,000,000
                                                             ===========

This share issue will be considered as exchanged for the following unpaid Officer's fees and compensation; Gary Heesch $491,024, David Giles $377,951, and Robert Arbon $50,000. In addition, such shares will be used as security for future fees, interest and compensation that may inure to the Officers.

WHEREAS, Wasatch agrees that the shares will constitute a fully vested issue with full voting power. Wasatch is granted a right of first refusal, which allows it to purchase such shares, based on the value established in subparagraph 3. of the immediately following paragraph, before the Officers can sell a portion or all of the Wasatch stock derived from this issue. Such right will remain in place until the Officers have received an amount of money equal to the unpaid compensation, covered by The Agreement, adjusted for the interest, calculated at 3% per annum of the covered compensation obligation, that would have accrued from the execution date of The Agreement. It is intended that The Agreement and its provisions are intended to provide the Officers with security and, consequently, the number of shares of common stock released to the Officers by the Share Administrator should be dramatically less as the value of the stock increases in the market place.

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THEREFORE,  the parties agree that the Share Administrator will hold, in escrow, the officers three certificates totaling110,000,000 shares of common stock under the following terms:

1. These shares will be held in escrow for the Officers until unpaid past and future compensation obligations are paid in cash or exchanged for Wasatch's common stock as provided for in The Agreement.

2. It is agreed that at the conclusion of each calendar quarter subsequent to December 31, 2001, the Officers will make an election as to whether unpaid compensation will be added to The Agreement or retained as a liability and accounts payable for Wasatch. In addition, Wasatch will evaluate the current market value of the shares securing the underlying obligation and increase or decrease such shares as is deemed necessary.

3. To fund the liquidation of the compensation obligations, Wasatch will repurchase the compensation shares at the average bid price of its common stock traded in a recognized public capital market place during the three days prior to the repurchase. In lieu of the cash payment, the officers will have an option to remove from escrow the shares that would have been returned to Wasatch in the cash payment.

4. If the compensation obligations are liquidated by cash payments, the Officers will direct the Share Administrator to release a pro-rata equivalent number of shares and return them to Wasatch using the per share value set forth in paragraph 3 above.

5. It is the intention of the parties that The Agreement not be treated as an income taxable event by Wasatch or the Officers until such time when the officers receive cash or equivalent shares distributed by the Share Administrator. If income taxes are assessed prematurely, Wasatch agrees to reimburse such assessments incurred by the Officers. Reimbursed premature income tax assessments will be recovered by Wasatch when such shares or cash are distributed by the Share Administrator under the terms of The Agreement.

6. It is the intention of the parties to The Agreement that the cash or cash equivalent compensation paid to the Officers would not exceed the amount of the interest adjusted compensation obligation.

7. Any common shares remaining in the hands of the Share Administrator after liquidation of the compensation obligation will be returned to the treasury at no cost to Wasatch.

8. If the compensation obligation is not fully paid after liquidating the shares held by the Share Administrator the unpaid balance will remain an obligation and liability of Wasatch.

9. The Share Administrator assumes no responsibility or liability other than the due care necessary to carry out the terms The Agreement. Wasatch and the Officers agree to hold the Share Administrator harmless from any liability arising from The Agreement.

It is agreed by Wasatch and the Officers that, with their mutual consent, The Agreement may be amended or terminated.

     Dated this 10 day of January, 2002

         /s/ Gary V. Heesch                            /s/ Robert Arbon
     --------------------------                        ---------------------
     Wasatch Pharmaceutical                             Robert Arbon

      /s/ Gary V. Heesch
     --------------------------                        ---------------------
     Gary V. Heesch                                     Standard Registrar

       /s/  David K. Giles
     --------------------------
     David K. Giles